Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No.: 333-131607

HSI Asset Securitization Corporation (the "Depositor") has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the "SEC"). The Depositor has or will file with the SEC a registration statement (including a prospectus, any free writing prospectus and any related issuer free-writing prospectus) with respect to this offering (the "Offering Documentation"). You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the Offering Documentation from HSBC Securities (USA) Inc., 452 Fifth Avenue, New York, New York 10018, Attn: HALO 2007-WF1 or by calling (212) 525-8119.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

Final Terms of the Offered Certificates

The certificates consist of the classes of certificates listed below, together with the Class M-7, Class P, Class X and Class R certificates. Only the classes of certificates listed below are offered by the prospectus supplement:

Class	Initial Class Certificate or Class Notional Balance(1)	Initial Interest Rate(2)	Coupon/Interest Rate Formula (up to and including the Initial Optional Termination Date)(3)	Coupon/Interest Rate Formula (after the Initial Optional Termination Date)(4)	Principal Type	Interest Type	Initial Certificate Ratings
							Moody’s	S&P
A-1	$106,992,000	5.3800%	LIBOR plus 0.060%(5)	LIBOR plus 0.120%(5)	Senior	Variable Rate	Aaa	AAA
A-2	$ 8,374,000	5.4200%	LIBOR plus 0.100%(5)	LIBOR plus 0.200%(5)	Senior	Variable Rate	Aaa	AAA
A-3	$ 64,055,000	5.7300%	5.7300%(5)	6.2300%(5)	Senior	Fixed Rate	Aaa	AAA
A-4	$ 9,919,000	6.1000%	6.1000%(5)	6.6000%(5)	Senior	Fixed Rate	Aaa	AAA
A-5	$ 21,331,000	6.2200%	6.2200%(5)	6.7200%(5)	Senior	Fixed Rate	Aaa	AAA
A-6	$ 37,177,000	5.8500%	5.8500%(5)	6.3500%(5)	Senior/Non-Accelerating(6)	Fixed Rate	Aaa	AAA
M-1	$ 9,469,000	5.9900%	5.9900%(5)	6.4900%(5)	Subordinate	Fixed Rate	Aa1	AA+
M-2	$ 10,357,000	6.1100%	6.1100%(5)	6.6100%(5)	Subordinate	Fixed Rate	Aa2	AA
M-3	$ 3,257,000	6.3200%	6.3200%(5)	6.8200%(5)	Subordinate	Fixed Rate	Aa3	AA-
M-4	$ 8,730,000	6.3000%	6.3000%(5)	6.8000%(5)	Subordinate	Fixed Rate	A3	A-
M-5	$ 3,995,000	6.5000%	6.5000%(5)	7.0000%(5)	Subordinate	Fixed Rate	Baa1	BBB
M-6	$ 2,811,000	6.5000%	6.5000%(5)	7.0000%(5)	Subordinate	Fixed Rate	Baa3	BBB-

(1)	Subject to variance of plus or minus 10%.
(2)	Reflects the interest rate used in the modeling assumptions.
(3)
Reflects the coupon/interest rate formula up to and including the earliest possible distribution date on which the master servicer can exercise the option to purchase the mortgage loans as described in the prospectus supplement.

(4)
Reflects the coupon/interest rate formula after the option to purchase the mortgage loans is not exercised by the master servicer at the earliest possible distribution date as described in the prospectus supplement.

(5)	Subject to the applicable available funds cap limitation as described in the prospectus supplement.
(6)
The Class A-6 certificates will not receive principal payments at the same rate as the other senior certificates because principal payments generally will not be distributable to the Class A-6 certificates until the distribution date in February 2010.

Class	Record Date(1)	Delay/Accrual Period(2)	Interest Accrual Convention	Final Scheduled Distribution Date(3)	Expected Final Scheduled Distribution Date(4)	Minimum Denominations(5)	Incremental Denomination	CUSIP Number	ISIN Number
A-1	DD	0 Day	Actual/360	12/25/2036	12/25/2008	$25,000	$1	40431KAA8	US40431KAA88
A-2	DD	0 Day	Actual/360	12/25/2036	2/25/2009	$25,000	$1	40431KAB6	US40431KAB61
A-3	CM	24 Day	30/360	12/25/2036	8/25/2011	$25,000	$1	40431KAC4	US40431KAC45
A-4	CM	24 Day	30/360	12/25/2036	8/25/2012	$25,000	$1	40431KAD2	US40431KAD28
A-5	CM	24 Day	30/360	12/25/2036	10/25/2015	$25,000	$1	40431KAE0	US40431KAE01
A-6	CM	24 Day	30/360	12/25/2036	10/25/2015	$25,000	$1	40431KAF7	US40431KAF75
M-1	CM	24 Day	30/360	12/25/2036	11/25/2011	$25,000	$1	40431KAG5	US40431KAG58
M-2	CM	24 Day	30/360	12/25/2036	10/25/2015	$25,000	$1	40431KAH3	US40431KAH32
M-3	CM	24 Day	30/360	12/25/2036	10/25/2015	$25,000	$1	40431KAJ9	US40431KAJ97
M-4	CM	24 Day	30/360	12/25/2036	10/25/2015	$25,000	$1	40431KAK6	US40431KAK60
M-5	CM	24 Day	30/360	12/25/2036	10/25/2015	$25,000	$1	40431KAL4	US40431KAL44
M-6	CM	24 Day	30/360	12/25/2036	10/25/2015	$25,000	$1	40431KAM2	US40431KAM27

(1)
DD = For any distribution date, the close of business on the business day immediately preceding the distribution date. CM = For any distribution date, the last business day of the calendar month immediately preceding the distribution date (or the closing date, in the case of the first distribution date).

(2)
0 Day = For any distribution date, the interest accrual period will be the period beginning on the immediately preceding distribution date (or the closing date, in the case of the first distribution date) and ending on the calendar day immediately before the related distribution date. 24 Day = For any distribution date, the interest accrual period will be the calendar month immediately preceding the month in which the related distribution date occurs.

(3)	Calculated as the distribution date in the month following the month in which the latest maturity date of any mortgage loan occurs.
(4)
The expected final distribution date is based upon the applicable prepayment and modeling assumptions described in the prospectus supplement and the assumption that the master servicer exercises the option to purchase the mortgage loans at the earliest possible distribution date, as described in the prospectus supplement.

(5)	With respect to the initial European investors, the underwriters will only sell offered certificates in minimum total investment amounts of $100,000.